EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporated by reference in the Registration Statements (Form S-8 Nos. 333-102769, 333-99629 and 333-69706) of SEQUENOM, Inc., of our report dated February 25, 2003, with respect to the consolidated financial statements and Schedule 15(a) of Sequenom, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & Young LLP

San Diego, California

March 26, 2003